                      Filed pursuant to Rule 424(b) (5):
                               File No. 33-65293

     Pricing Supplement No. 16 dated May 23, 2000 (to Prospectus Supplement dated May 19, 1997 and Prospectus dated May 19, 1997).

                                  XTRA, Inc.

                          Series C Medium-Term Notes

                         Due From 9 Months to 30 Years
                              From Date of Issue

                           Guaranteed as to Payment
                            of Principal, Premium,
                            if any, and Interest by

                               XTRA Corporation

                          __________________________

Original Issue Date:            May 31, 2000

Principal amount:               $25,000,000.00

Book Entry:                     DTC CUSIP# 98413T DS 7

Certificated:                   N/A

Interest Rate (if fixed rate):  N/A

Stated Maturity:                May 31, 2002

Issue price (as a percentage of principal amount):      N/A

Selling Agent's commission (%):  .250%

Purchasing Agent's discount or commission (%):          N/A

Net Proceeds to the Company (%):         $24,937,500.00

Initial Redemption Date (if any):        N/A

Redemption Prices:                       N/A

Interest Payment Dates:          Last business day of February, May, August, and
                                 November, Commencing August 31, 2000

Regular Record Dates:            15 days prior to the Interest Payment Date

Floating Rate Notes:

     Interest Rate basis (if floating):

     _____Commercial Paper
     _____Prime Rate
       X  LIBOR
     -----
     _____Treasury Rate
     _____CD Rate
     _____Federal Funds Rate
     _____Other

     Index Maturity: 3 Month

     Spread: 125 basis points

     Spread Multiplier: N/A

     Maximum Interest Rate: N/A

     Minimum Interest Rate: N/A

     Interest Reset Date: Quarterly on the last business day of February, May, August, and November

     Initial Interest Rate: 8.07625% (to be used for the Initial Interest Payment due August 31, 2000)

     Interest Determination Date(s): 2 London/NY business days prior to the Interest Reset Date

     Calculation Date(s): Same as Interest Determination Date

     Calculation Agent: State Street Bank

Use of Proceeds:

          The proceeds of the Note will be used to repay in part outstanding short-term commercial paper obligations, supported by a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 2001, with final maturity of the term period on June 30, 2006. The current interest rate on borrowings to be repaid is 6.60%. Borrowings being repaid will be used to finance capital expenditures and general working capital needs.

Clarification:

          The Second Supplemental Indenture referred to in the Prospectus Supplement dated as of May 19, 1997 among XTRA, Inc., XTRA Corporation, as Guarantor, and State Street Bank and Trust Company, as Trustee, is dated as of May 16, 1997.